Exhibit 6.8

                                    CONTRACT

    This Agreement effective October 24,1996 ("Effective Date") sets forth the terms under which Innapharma, Inc., 10 Mountainview Road, Upper Saddle River, NJ 07458 (hereinafter referred to as "Innapharma,") will conduct a multicenter clinical study on behalf of NexMed, Inc., 6087 Triangle Drive, Commerce, CA 90040 (hereinafter referred to as "NexMed").

    1. Innapharma will be responsible, in consultation with NexMed, for the conduct of the NexMed PGE-1 Cream Study entitled: "Development and validation of safety and efficacy for a topically applied prostaglandin E-1 preparation in a Chinese population of men suffering from impotence", as set forth in Scope of Work (Exhibit "A").

    2. The Contract stipulates that Innapharma personnel will make one site selection visit to each Ministry of Health (MOH) approved study site.
       It is agreed that NexMed personnel may accompany Innapharma personnel on such site visit. NexMed shall provide Innapharma with reasonable notice of its intention to attend a site visit or to visit sites separately.

    3. Innapharma shall promptly notify NexMed of any MOH or other inspection of which it becomes aware, and NexMed shall have the right to be present at any such inspection.

    4. All clinical study data generated by clinical investigators or Innapharma in connection with the study shall be the property of NexMed and is subject to audit by NexMed, during regular business hours, at NexMed's discretion and upon reasonable notice to Innapharma.

    5. Innapharma will keep strictly confidential all information transmitted to it by NexMed for use with the study and will require all clinical investigators to do the same. This obligation of confidentiality shall remain in effect for five (5) years after delivery of the data transfer to NexMed (see Exhibit "A"). All such information will be returned promptly to NexMed upon the completion of the project, upon termination of this Agreement or at any time at the request of NexMed. Notwithstanding the foregoing, Innapharma may keep in its possession a reasonable but limited number of such documents as may be required for regulatory, legal, insurance or record keeping purposes or which contain information deemed by Innapharma to be privileged and/or proprietary to Innapharma.

       Information belonging to Innapharma which it designates in writing to be confidential shall be protected from disclosure by NexMed with at least the degree of care as used by NexMed in dealing with NexMed confidential information.

       Any and all discoveries and/or inventions by Innapharma (whether or not patentable) relating to PGE-1 Cream Study during or within six (6) months after delivery of the final data transfer shall be the sole and exclusive property of

       NexMed. Innapharma shall promptly notify NexMed of any such event and assist NexMed in the protection of NexMed's proprietary rights to such discoveries and/or inventions. Notwithstanding the foregoing, Innapharma's software, programs, policies, procedures, methods, manuals, materials, and related information developed prior to or during the study shall remain the exclusive proprietary property of Innapharma.

    6. NexMed shall hold harmless and indemnify Innapharma, its agents and its subcontractors as approved by NexMed from all liabilities and cost (including reasonable attorneys' fees) arising out of or relating to Innapharma's or said agents or subcontractors' performance of contracted services under this Agreement including liability for adverse experiences to subjects in the study, except to the degree such liabilities or costs are caused by the fault or negligence of Innapharma or said agents or subcontractors. For the purpose of this section, "Subcontractor" and "Agents" shall be defined to mean any third party which provides services in support of the study including, but not limited to Printing Services, Local IRBs, clinical research associates and clinical investigators.

    7. The estimated budget for this study is set forth in Exhibit
       "B" attached hereto and entitled "Budget Estimate". NexMed will make payments in accordance with the attached Exhibit "C" entitled "Schedule of Payments".

    8. Innapharma may terminate this agreement on thirty (30) days written notice if NexMed materially breaches this agreement; provided, however, that NexMed shall have the right to cure such breach within thirty (30) days after receipt of such written notice of Innapharma's intention to terminate.

       NexMed may terminate this agreement on thirty (30) days written notice with or without cause. In the event of termination by NexMed for reasons other than default by Innapharma actions or recommendations of the MOH or other involving regulatory authorities, NexMed's liability shall include the total study budget amount listed in Exhibit B, with the only exception, the unearned portion of the Investigator grant agreement up to the date of receipt of termination notice, and all additional costs associated with the termination itself.

       In the event that the termination of the study is due to default by Innapharma, NexMed's liability shall be limited to all sums owed to Innapharma but unpaid for work performed to date of receipt of termination notice as described in paragraph above.

       In the event that the termination of the study is due to actions or recommendations of the MOH or other involving regulatory authorities, NexMed's liability shall be limited to all sums owed to Innapharma but unpaid for work performed to date of receipt of termination notice and all costs associated with termination itself, such as for the close-out of study sites, completion of the database, etc., as described in the two paragraphs above.

       In the event of termination requiring close-out, Innapharma shall use its best efforts to terminate all arrangements with investigators and other obligations, as soon as possible, to avoid additional expenses.

    9. This Agreement shall take effect upon execution by both parties and shall continue until all obligations of the parties are completed unless previously terminated. Sections 4, 5, 6, 7 and 8 shall survive termination of this Agreement.

   10. The parties acknowledge that NexMed is relying on the expertise of Innapharma both for the conduct of the study and also for not exceeding the budget set forth in Exhibit "C". Innapharma warrants and represents that it will maintain strict budgetary controls and that it will not exceed any of the itemized costs or the total study cost figure contained in Exhibit "C" without the written approval of NexMed.

       The parties shall review, on a monthly basis, actual Direct and Indirect ("Pass Through") costs associated with the ongoing performance of the clinical trial. As necessary the parties shall make reasonable adjustments to the budget, the payment schedule, the scope of the work, and to this contract so as to insure that the study is adequately funded and to promote the best interests of the clinical trial. All changes in the scope or budget will require the written authorization of NexMed prior to the commitment of any Innapharma resources.

       The final payment (Exhibit D) will be made upon NexMed's acknowledgment that the data included in the final data transfer are complete and acceptable, and it is agreed that the format meets with NexMed's prior specifications. This acknowledgment shall take place within 30 days of receipt of the final data transfer. After acceptance of the final data transfer, actual project costs incurred and payments made shall be reconciled. Any outstanding balance as there may be after final reconciliation shall be paid within thirty (30) days.

   11. The parties stipulate and agree that 500 patients shall be enrolled and approximately 3 Investigator sites shall participate in this clinical trial.

   12. Any change or modifications to this Agreement shall be in writing and approved by John F. Noble, Ph.D, for Innapharma and Y. Joseph Mo, Ph.D. for NexMed or by their designees.

   13. Any required notices shall be provided in writing, certified mail, return receipt requested to the following individuals:

   If to Innapharma:

                                   John F. Noble, Ph.D
                                   Corporate Vice President
                                   Clinical & Nonclinical Operations
                                   Innapharma, Inc.
                                   10 Mountainview Road
                                   Upper Saddle River, NJ 07458

   If to NexMed:

                                   Y. Joseph Mo, Ph.D
                                   NexMed, Inc.
                                   President
                                   6087 Triangle Drive
                                   Commerce, CA 90040

   14. The transfer of obligations from NexMed as Sponsor to Innapharma as Contract Research Organization as required by the US Code of Federal Regulations Section 21-312.52 is described in detail in Scope of Work Section (Exhibit A).

       This Agreement is not assignable and the obligations hereunder cannot be delegated in whole or in part without the prior written consent of NexMed. Innapharma will be an independent contractor and not an employee of NexMed.

   15. With respect to this contract and this study only, Innapharma agrees not to use or imply the NexMed name or logo for advertising, promotional purposes, raising capital, recommending investments, or in any way that implies endorsement by NexMed. NexMed or Innapharma may publicly disclose, in a news context, the fact that an Agreement has been entered into, including the name of NexMed or Innapharma and the general nature of the project covered by this Agreement. The party seeking such public disclosure shall advise and provide the other party with a copy of the proposed release and obtain proper written approval of said release.

   16. No party will be liable for failure or delay in performing the obligations set forth in this Agreement if such failure or delay is due to any causes beyond the reasonable control of such party.

   17. This Agreement shall be governed by the laws of the State of New Jersey.

                            CONTRACT SIGNATURE PAGE

    NexMed, Inc.

    By:   /S/ Vivian Liu
         --------------------------------
          Vivian Liu
          Vice President

    Date: 10/30/96
         --------------------------------


    Innapharma, Inc.

    By: /S/ John F. Noble
       ----------------------------------
        John F. Noble, Ph.D.
        President

    Date: 10/24/96
       ----------------------------------

EXHIBIT A

                                 Scope of Work for
                   PROSTAGLANDIN E-1 FOR MALE IMPOTENCE STUDY

EXECUTIVE SUMMARY

NexMed, Inc. has requested that INNAPHARMA provide a contract agreement and budget encompassing management of all activities required to initiate and a 500 patient trial in China including monitoring through final statistical report in conjunction with NexMed's Prostaglandin E-1 for male impotence.

INNAPHARMA has prepared this contract agreement in two parts which allows NexMed to proceed with several GO- NO/GO decision points while incurring only minimal costs. An outline of the scope of work has been provided including timeline and cost estimates which can be found in Exhibits E, B and D.

The first part of obtaining Clinical Trial Registration in China (permission to conduct the trial) involves the information gathering and clinical strategy development stage. Innapharma will assist NexMed in obtaining an expert in China in the area of Prostaglandin's / Impotence. Innapharma will schedule a meeting with the Ministry of Health. Innapharma and the Chinese medical expert will pre-assess the proper approval pathway for the Prostaglandin product in China. Innapharma will prepare a feasibility report based on information obtained from China allowing NexMed to make educated Go -No/Go decision.

The costs for this stage are included in the Clinical Registration costs listed in the budget (Exhibit B), and include the identification of a Chinese Medical Expert as well as a meeting with the Minister of Health.

                                CONCEPT SUMMARY

INNAPHARMA CONTACT

Primary Liaison:       Steven Nelson
                       Sr. Dir. Worldwide Clinical Operations
                       Phone: 201-818-1160 Ext. 652
                       Fax: 201-818-3388

PROTOCOL INFORMATION

Objective: To confirm safety and efficacy of a topically applied prostaglandin E-1 preparation in a Chinese population of men suffering from impotence.

Design:    Open Label, multicenter safety and efficacy study

Patients:  Five hundred men (500), 18-75 years of age.

Expected
enrollment
period:    3 months

Total study
duration:  6 months

Number of
sites:     3 sites

Key inclusion
criteria:  Psychogenic origin of erectile dysfunction
           Have had erection sufficient for intercourse within the last year No prostrate surgery
           Have not been on injection therapy for erectile dysfunction

Key exclusion
criteria:  Psychogenic origin of erectile dysfunction
           History of past or concomitant hormonal therapy History of hypogonadism or hyperprolactinemia Concomitant drugs not allowed:
           Yohimbine, antidepressants, vasodilators, alpha blockers, monamine oxidase inhibitors
           Type I diabetes mellitus
           Unstable angina
           Uncontrolled hypertension
           Hypotension, or any cardiovascular abnormalities.
           Alcohol or drug abuse

    I. CLINICAL TRIAL REGISTRATION--CHINA

       This is the process of assembling, summarizing and translating all pre-clinical and clinical information relating to prostaglandin E-1 from the literature as well as from NexMed's trials and submitting this package to the Ministry of Health. Upon review of this package, the Ministry will issue Clinical Trial Registration Approval allowing the trial to Commence or advise us as to the proper pathway.

       The assumption has been made that this clinical trial will be conducted under U.S. Good Clinical Practice conditions and the data from the trial will be able to be used worldwide to augment other submissions

       All work both in US and in China to prepare this package is covered by one charge as indicated in Exhibit B and listed as "Clinical Trial Registration Process".

   II. PREPARATION OF STUDY MATERIALS

       INNAPHARMA assumes that there will be further modifications to the protocol submitted to the Chinese regulatory authorities. Innapharma will work with the Chinese regulatory authorities to produce a final Protocol that satisfies all parties. Innapharma will develop and design the case report forms (annotated in Chinese). It has been assumed that the clinical supplies will be produced, packaged and shipped to investigative sites by NexMed.

  III. INITIATION OF STUDY

       Innapharma will work with the Ministry of Health to select the most qualified and experienced investigative sites for this study. Innapharma will negotiate all investigator grants and provide a duly constituted local IRB. Innapharma will conduct pre-study qualification visits to all sites. Upon satisfactory approval each site will be shipped a pre-study package of documents to prepare and submit to Innapharma as per GCP.

       INITIATION VISITS I SITE COORDINATOR TRAINING

       During the initiation visits study coordination training sessions to review protocol / CRFs will be developed and conducted by INNAPHARMA personnel at study initiation visits for all investigative sites involved in the clinical trial.

   IV. CONDUCT OF STUDY

       PATIENT GRANTS

       Innapharma will manage grant payments to all investigators.

       STUDY MONITORING

       INNAPHARMA will select study monitors from the Innapharma
       China Monitor Network. All monitors are medical doctors. Monitors will be chosen based on therapeutic experience as well as location. INNAPHARMA will utilize local monitors whenever possible to minimize travel time and costs.

       ONGOING REPORTS

       SERIOUS ADVERSE EVENTS

       Serious adverse event reports will be forwarded to the sponsor within 24 hours of receipt by INNAPHARMA. INNAPHARMA will work with the investigative site to gather any additional detail on serious adverse events required. Adverse events (serious or non-serious) will be coded, tracked and reported to the sponsor.

       PROJECT MANAGEMENT

       A dedicated project manager will be assigned to this project. The project manager will coordinate the project team, track timelines, and monitor financial activities. The project manager works in cooperation with the project team to ensure timelines of the study are met and ongoing communications with NexMed are maintained. Monthly status reports will be provided to provide the following information:

                1.  Subject enrollment
                2.  Serious Adverse Events log

    V. DATA MANAGEMENT

       DATA COLLECTION

       Data fields consisting of subject demographic, medical history, physical exam, adverse events, and laboratory data will be collected on NexMed

       CRFs for each subject. In addition, the efficacy data collected for subjects will be entered into a data base.

       DATA ENTRY

       Prior to data entry, all CRFs will be coded and reviewed for completion. Coding of data will utilize the WHO dictionary unless otherwise specified by NexMed. All data will be double-key entered and checked against the designated ranges. It is anticipated that 12 unique CRFs (of an estimated 20 total CRF's) will be processed per subject.

       Computerized edit checks will be performed on the data on an ongoing basis. Tracking spreadsheets will be created to account for all data collection documents received and keyed by Data Entry.

       DATABASE PROGRAMMING AND STARTUP

       Based on the CRF design, a database design will be developed and programmed. INNAPHARMA will create the trial database using customized range checks for flagging data outliners for review, and process the data utilizing documented coding guidelines.

       TABLES, LISTINGS, AND PROFILES

       Final table formats, listings, and profiles will be developed in collaboration with NexMed. All table programming will be validated and checked prior to final reports.

   VI. STATISTICS

       INNAPHARMA will perform the statistical analyses for the clinical trial as per the final protocol analysis plan.

  VII. EDITORIAL SERVICES

       INNAPHARMA will produce a final study report including all statistical tables.

 VIII. PROJECT TIMELINES

       See attached schedule (Exhibit E)

   IX. BUDGETS

       See attached schedule (Exhibit B)
       Proposed payment schedule (Exhibit C)
       Investigator grant estimate (Exhibit D)

                                BUDGET ESTIMATE
                                   EXHIBIT B


Duration of project (in months):.........................................    6
Duration of clinical trial (enrollment & study time).....................    3
Number of sites:.........................................................    4
Number of patients:......................................................  500
Cost per patient:........................................................   30
# of payments to investigator:...........................................    4
Number of CRF's:.........................................................   20
Number of unique CRF's:..................................................   12
Number of patient diary cards............................................    4
Investigator's / CRA Meeting:
     number of investigators/coordinators:...............................    8
     number of CRA's:....................................................    2
     number of Innapharma employees:.....................................    2
CRA's Conference Call:
     number of investigators/coordinators:...............................    0
     number of CRA's:....................................................    0
     number of Innapharma employees:.....................................    0

Number of monitoring visits:.............................................    4
     (do not include Initiation Visit)

IRB:
     Local IRB--number of sites..........................................    4

     Central IRB--number of sites........................................    0

Project Management:......................................................    6
     (estimated number of hrs per week)
# of investigator's newsletters:.........................................    2
# of data transfers to sponsors..........................................    2
Sponsors Name: NEXMED, INC. (prostaglandin E-1)

                                BUDGET ESTIMATE
                                   EXHIBIT B


TASK NAME                                                                     INNAPHARMA COST    RESPONSIBILITY
----------------------------------------------------------------------------  ----------------   --------------
Preparation of Study Materials
Clinical Trial Registration Process.........................................         10,000
CRF development.............................................................          1,200
assemble / print CRF........................................................                           x
ship CRF's to Sponsor from Innapharma
patient diary development...................................................            320
print patient diaries.......................................................                           x
clinical supplies -- shipping...............................................                           x
                                                     Total:.................     $   11,520
Initiation of Study
recruit investigator's......................................................            160
negotiate grants with investigator's........................................            160
payments to investigator's..................................................            160
Local IRB:..................................................................            800
prestudy visit--CRA time....................................................            240
prestudy visit--CRA expenses................................................          1,400
initiation visit--CRA time..................................................            400
initiation visit--CRA expenses..............................................            120
                                                    Total:..................     $    3,440
Conduct of Study
investigator site grant.....................................................         15,000
monitoring visits--CRA time.................................................          1,600
monitoring visits--CRA expenses.............................................            480
provide status reports -- monthly...........................................            480
SAE's reporting / follow up.................................................            200
project management..........................................................          1,000
                                                     Total:.................     $   18,760
Data Management
initial CRF / protocol review...............................................            360
develop coding guidelines...................................................            600
establish edit specs / query program / list.................................             56
design / set-up database, including labs, diaries...........................          1,200
program data edit checks....................................................            200
database validation / 100% check on fields..................................            366
logging in of CRF's.........................................................            500
CRF coding..................................................................            750
installation of on-line dictionaries, format libraries......................            300
encoding of AE's, con meds, etc. ...........................................          1,000

                                        13

                                BUDGET ESTIMATE
                                   EXHIBIT B


TASK NAME                                                                     INNAPHARMA COST    RESPONSIBILITY
----------------------------------------------------------------------------  ----------------   --------------

single data entry...........................................................            200
double data entry...........................................................            458
double key comparison check.................................................            500
Fax/ or e-mail transfer of first 50 pts to USA..............................            200
clean lab data / query lab data file........................................            340
track data entry / queries / resolution.....................................            450
generate queries............................................................            350
resolve queries.............................................................            456
perform OC on 100% of CRF's (key variables).................................            456
program custom listings, summaries, profiles................................            600
generate listings...........................................................             40
transfer data to sponsor....................................................             56
                                                     Total:.................     $    9,438
Statistical Analysis
prepare mock tables.........................................................            400
program SAS datasets........................................................            250
perform statistical analysis................................................          1,500
write statistical report....................................................          1,500
                                                     Total:.................     $    3,650
Medical Writing
Final study report..........................................................            500
                                                     Total:.................     $      500
                                                     Grand Total:...........     $   47,308

                                   EXHIBIT C

                            PROSTAGLANDIN E-1 STUDY


                           PROPOSED PAYMENT SCHEDULE


PAYMENT #          MILESTONE                       ESTIM. DATE                 AMOUNT
---------          -----------------------         -----------                 ------------
    1              Contract finalization           11/1/96                     $   7,308.00
    2              Clinical trial approval         12/15/96                    $  10,000.00
    3              First patient in                12/31/96                    $  10,000.00
    4              Last patient out                1/29/97                     $  10,000.00
    5              Final report                    3/13/97                     $  10,000.00

                                                          TOTAL.............   $  47,308.00

                                    EXHIBIT D

                            Investigator Grant Estimate
                             Prostaglandin E-1 Study

Visit 1
              Explanation of study                                $   15.00
              Informed consent
              Brief history
              Dispensation of drug + diaries

Visit 2       Pt. interview / CRF completion                      $   10.00
              Collection of diaries

              Patient stipend                                     $    5.00
              (Transportation)

                                          Per patient...........  $   30.00

                               Total patient number.............  $  500.00

------------------------------------------------------------------------------

              Total investigator grant.........  $15,000.00

                                    EXHIBIT E

                             NexMed Prostaglandin E-1
                              China Study Timeline


ID                                         TASK NAME                                     DURATION       START     FINISH
---------  --------------------------------------------------------------------------  -------------  ---------  ---------
1........  PRELIMINARY MEETINGS/CONTRACT                                                       42d       9/5/96    11/1/96
2........     Initial meeting NexMed / Innapharma                                               0d       9/5/96     9/5/96
3........     Bid proposal sent                                                                 0d      9/20/96    9/20/96
4........     Contract agreement signed                                                         5d     10/28/96    11/1/96

5........  INFORMATION/STRATEGY STAGE                                                          14d      11/4/96   11/21/96
6........     Medical expert identified                                                        10d      11/4/96   11/15/96
7........     Meeting with Minister of Health                                                   1d     11/18/96   11/18/96
8........     Clinical strategy approved by MOH                                                 3d     11/19/96   11/21/96
9........     NexMed's GO/NO GO DECISION                                                        0d     11/21/96   11/21/96

10.......  CLINICAL REGISTRATION PROCESS                                                       55d     11/22/96     2/6/97
11.......     Assembly of all NexMed data                                                      10d     11/22/96    12/5/96
12.......     Assembly of all literature to date                                               10d      12/6/96   12/19/96
13.......     Finalization of Clin. Reg. Package                                                5d     12/20/96   12/26/96
14.......     Translation of Package to Chinese                                                10d     12/27/96     1/9/97
15.......     Submission to MOH                                                                 0d       1/9/97     1/9/97
16.......     Approval of Clinical Registration                                                20d      1/10/97     2/6/97

17.......  CLINICAL TRIAL                                                                      80d       2/7/97    5/29/97
18.......     site / investigation selection                                                    5d       2/7/97    2/13/97
19.......     Pre-study evaluation visit                                                        1d      2/14/97    2/14/97
20.......     Case Report form development                                                     10d      2/17/97    2/28/97
21.......     IRB selection                                                                     3d       3/3/97     3/5/97
22.......     Study initiation visit                                                            1d       3/6/97     3/6/97
23.......     Enrollment and treatment time                                                    24d       3/7/97     4/9/97
24.......     Clinical trial complete                                                           1d      4/10/97    4/10/97
25.......     Data entry complete / data base clean                                            15d      4/11/97     5/1/97
26.......     Statistical analysis                                                             15d       5/2/97    5/22/97
27.......     Final stat. Report sent to NexMed                                                 5d      5/23/97    5/29/97
